Exhibit 15.3

Office:    +852 2801 6066

Mobile:    +852 9718 8740

Email:    rthorp@tta.lawyer

Vipshop Holdings Limited

No. 20 Huahai Street,

Liwan District, Guangzhou 510370

People’s Republic of China

April 27, 2022

Dear Sirs

Re: Vipshop Holdings Limited

We consent to the reference to our firm under the heading “Item 10.E. Additional Information - Taxation” on Form 20-F for the year ended December 31, 2021, which will be filed with the Securities and Exchange Commission in the month of April 2022, and further consent to the incorporation by reference of the summary of our opinion that appear in the annual report on Form 20-F into the registration statements of Vipshop Holdings Limited (File No. 333-181559, File No. 333-199515, File No. 333-222218 and No. 333-248504) on Form S-8.

Yours faithfully

/s/ Travers Thorp Alberga
TRAVERS THORP ALBERGA